EXHIBIT 99.1
                                                                    ------------

WEDNESDAY JUNE 21, 12:31 PM EASTERN TIME
COMPANY PRESS RELEASE
HEARTSOFT'S INTERNET SAFARI TO INCORPORATE THE GAGGLE.NET SAFE EMAIL SYSTEM

TULSA, Okla.--(BUSINESS WIRE)--June 21, 2000--Heartsoft, Inc., (OTCBB:HTSF - news) announced today that it has entered into an agreement with Gaggle, Inc. to provide safe, controlled email capability for Internet Safari, Heartsoft's new secure Internet browser for children which is in final beta testing prior to its release.

Gaggle, Inc., through its Internet service Gaggle.net, provides secure email accounts which offer parents and teachers the ability to monitor and block email messages containing offensive language. Gaggle.net is being utilized in over 2,000 schools, and enables teachers, school administrators, and parents to supervise the content and to control the specific individuals from whom their students may receive email. If a message is sent to a student with inappropriate language, it is automatically rerouted to the parent's or teacher's account before the child receives it. The adult then decides whether the message should be forwarded to the student or deleted.

"We are continually striving to maximize a child's Internet experience with Internet Safari in the safest environment possible," said Benjamin Shell, C.E.O. of Heartsoft. "Both Gaggle and Heartsoft are dedicated to helping parents and children feel safe in this era of electronic communication."

Jeff Patterson, the president of Gaggle, commented: "We are excited to be working with Heartsoft to bring Gaggle's proven technology for schools into the home market. Student email is poised to make a significant impact upon student learning and interaction."

About Gaggle, Inc.

Gaggle Inc., was founded in 1999 to provide a free email service for all educators and their students. The main offices are in Los Angeles, California, with sales and support team members based in Bloomington, Illinois.

Over 2,000 schools already use Gaggle for a variety of educational purposes. Students at U.S. Department of Defense schools are using Gaggle to communicate with parents stationed in Kosovo. Middle schoolers in Colorado are using the system to work on joint projects with students in Siberia and Australia. Schools involved with the Hewlett Packard Telementor program are using Gaggle for email communications with outside professionals. And at Sanford Middle School in Florida, the computer teacher says, "Gaggle has changed everything." Gaggle has allowed her students to ignore peer pressure and solicit help directly from teachers via email.

Gaggle, Inc. was founded by Jeff Patterson, a developer of educational software programs. Software products developed by Patterson include the HyperStudio, Project Resource Kit, Sound Companion for HyperStudio, and the Reading Success for Kids Series.

About Heartsoft, Inc.

Heartsoft, Inc. publishes and distributes Internet and multimedia educational software products for early-learning students to schools and homes nationwide.

The company's educational software products as well as Internet Safari(R) operate on both Microsoft (Nasdaq:MSFT - news) Windows 95/98(R) and Apple (Nasdaq:AAPL - news) iMac(R) and G3 and G4 Macintosh(R) platforms.

Internet Safari, the company's new secure Internet browser for children, when released, will offer parents and educators a secure and safe alternative to such adult browsers as Microsoft's Internet Explorer(R), Netscape's (NYSE:AOL - news) Navigator(R)/ Communicator(R), as well as such Internet security products as CyberPatrol(R) by THe Learning Company (NYSE:MAT - news), Edmark's Kid Desk Internet Safe (NYSE:IBM - news). Heartsoft's support of Microsoft Windows 98 significantly expands the company's ability to support hardware manufacturers such as Gateway (Nasdaq:GTW - news), Dell (Nasdaq:DELL - news), Compaq (NYSE:CPQ
- news), Hewlett-Packard (NYSE:HWP - news), and Sony (NYSE:SNE - news).

Headquartered in Tulsa, Oklahoma, Heartsoft, Inc. may be visited on-line at http://www.heartsoft.com and http://www.internet-safari.com.

The Company's plans, estimates and beliefs concerning the future contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors.

-------------------
CONTACT:

     Heartsoft Inc., Tulsa, Okla.
     Investor Relations, 918/362-3600
     http://www.heartsoft.com
               or
     Gaggle Inc., Encino, Calif.
     Jeff Patterson, 800/288-7750
     http://www.gaggle.net/